Exhibit 14.2
                                  ------------


                          GROEN BROTHERS AVIATION, INC.
                              STANDARDS OF CONDUCT


GENERAL RULES OF CONDUCT
------------------------

         Commonly accepted standards of conduct help maintain good relationships at work, and promote both responsibility and self-development. You avoid misunderstandings, frictions and other problems by avoiding thoughtless or wrongful acts. In order to provide some guidance concerning unacceptable behavior, the following are examples of types of conduct that are considered impermissible for GBA employees. If you engage in misconduct or if your performance is unsatisfactory, you may be subject to disciplinary action, up to and including termination. It is impossible to provide an exhaustive list of types of conduct that are not permitted. The list below is, therefore, intended simply to provide some examples.

1. Falsification of forms, records, or reports, including time cards, application materials, or employee records.

2.       Actual or threatened physical violence towards another employee.

3. Fighting, gambling, horseplay or using profane, obscene or abusive language while at work, threatening, intimidating or coercing others while on company premises.

4. Unwillingness or inability to work in harmony with others, discourtesy, conduct creating disharmony, irritation or friction.

5. Loafing or sleeping on the job, failure to perform work, inefficient performance, incompetence or neglect of work.

6. Possessing or bringing weapons, firearms, or ammunition onto Company premises.

7. Possession, being under the influence of, or using alcohol or illegal substances during work times.

8. Insubordination, refusing to follow a supervisor's directions, or other disrespectful conduct to a supervisor or manager.

9. Unauthorized possession, removal, or use of company or employee property, records, or other materials.

10.      Disclosure of trade secrets or confidential information.


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

11.      Excessive tardiness or absenteeism.

12. Destroying or willfully damaging company or employee property, records, or other materials.

13.      Unauthorized use of company equipment, time, materials, or facilities.

14. Violating safety or health rules or practices or engaging in conduct that creates a safety or health hazard.

15.      Violating any company policy or any workplace rule.

         For minor offenses with minor consequences, you will be expected to agree to and improve your behavior. This may afterwards be recorded as a warning record for future reference. Disciplinary action, which may include termination of employment, may result from major offenses, those with serious or costly consequences, or for habitual or repeated minor offenses which show a lack of responsible effort to correct deficiencies.


RESOLVING CONFLICTS
-------------------

         Employees of Groen Brothers Aviation are required to follow the established Chain of Command process. Simply stated, following the Chain of Command means that you must communicate with your immediate supervisor on work-related issues prior to bringing that issue to the next higher authority.

If you have a problem or concern:

1. Speak privately with your immediate supervisor. Most issues can be resolved at this level.

2. If your concern is not resolved, or if you are not satisfied with the results of the meeting with your immediate supervisor, you may request, through your supervisor, a meeting with your supervisor's boss. Decisions rendered at this level shall be regarded as final, except as provided in paragraph 3 below.

3. If your problem or concern deals with a serious legal, moral, or safety issue that cannot be resolved through your immediate supervisor, you may request a meeting with the next higher authority, up to and including the Company president. If, with regard to any legal, moral, or safety issue, you are not comfortable with following your Chain of Command, you may contact a Human Resources staff member or a Senior Vice President.

         You are not required to follow the Chain of Command process to raise a concern of harassment. Incidents of harassment may be reported to Human Resources, or a Senior Vice President.


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

         Do not take your problems or concerns to others who do not have the power or authority to help you. Complaining to your co-workers will not result in a satisfactory solution to your concern. It can be disruptive and it hurts morale. It is important that employee work-related problems, regardless of severity, be brought to your supervisor's attention so that they may be resolved quickly and fairly. You are obliged to keep your supervisor informed of issues and concerns. No employee will be disciplined or otherwise penalized for raising a good faith concern about GBA, its policies, procedures, managers, or employees.


PERFORMANCE
-----------

         It is important to the success of our company that every one of us be a contributing member of the GBA team. GBA expects a consistent level of excellence from all employees. Each of us is expected to meet standards of performance, attendance and behavior (referred to below as "performance") , and to follow company policies and procedures.

         Your supervisor will make sure you have a clear understanding of your assigned responsibilities and goals, and of their expectations of your performance. In most cases, if you have a performance issue, your supervisor will work with you to provide the appropriate performance counseling and corrective action so that you have the opportunity to improve.

         If your performance doesn't meet specified requirements, your supervisor will meet with you to discuss the issue. In this informal counseling your supervisor will discuss the specific areas of performance that do not meet the requirements or expectations of your assigned job duties. Additionally, your supervisor may work with you to develop a formal performance improvement plan and time frame.

         If your performance does not show satisfactory signs of improvement after informal counseling, your supervisor will document the situation in a written formal warning.

         If you do not achieve the improvement in performance that was outlined in your counseling sessions, your employment may be terminated.

         Employment can also be terminated if the problem involves a breach of policy, or if your performance or conduct is such that continued employment is no longer in the best interest of GBA.

         Some situations may require significant disciplinary action short of termination. In a situation like this, you may receive a "final written notice" advising you that if the situation occurs again at any time during your GBA employment, your employment will be terminated immediately.

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

         This policy is not progressive. This means that the Company may not necessarily follow these steps in every situation, and reserves the right to respond to performance issues in the manner it believes is most appropriate.


DEALINGS WITH PEOPLE OUTSIDE THE COMPANY
----------------------------------------

         Any dealings you have with non-employees must be of the highest professional standard. There will be times when a non-employee may request a plant tour or in some other way ask you for information about the company. In dealing with such requests, always be polite, courteous, and helpful; however, be aware that there are limits to information or access to the facility that can be given to people outside the company. This is especially true regarding company stock. As a representative of GBA you must not advise anyone regarding the purchase of stock. If you are unsure whether a request from a non-employee is appropriate, please contact your department head, or other company officer. Distribution of company literature and plant tours should be arranged through the Marketing Department.


ATTENDANCE AND PUNCTUALITY
--------------------------

         You are expected to be reliable and punctual in reporting for scheduled work. Tardiness and absenteeism place a burden on your co-workers. In the rare instances when you cannot avoid being late to work or are unable to work as scheduled, you must personally contact your immediate supervisor as soon as possible. If your supervisor is not available when you call, you should ask for the next person in your Chain of Command. In the event no one in your Chain of Command is available, you may speak with any supervisor or manager. Notifying a co-worker, in lieu of your supervisor, that you are going to be late or absent, is not acceptable. At the time you speak with your supervisor, you should provide an estimated time when you will return to work. You should notify your supervisor as soon as possible in advance of the anticipated tardiness or absence. If you are inadvertently late for work, report to your supervisor that you were tardy.

         When you return to work from an unscheduled absence, you must complete an Absence Report form and have it signed by your supervisor.

         Excessive absences, including unpaid absences, repeated absences or tardiness or a pattern of absences and/or tardiness (i.e., absences the day before and/or after a weekend, particular days of the week or month; the day before or after a holiday), are grounds for disciplinary action, which may include termination of your employment.


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

CONFIDENTIALITY
---------------

         You are responsible for safeguarding confidential information obtained during your employment. In the course of your work, you may have access to confidential information regarding GBA, its suppliers, its customers, fellow employees, or other information considered proprietary and confidential. It is your responsibility not to reveal or divulge any such information unless is it necessary for you to do so in the performance of your duties. Access to confidential information should be on a "need-to-know" basis and must be authorized by your supervisor. Any breach of this policy will subject you to disciplinary action, up to and including termination. In addition, GBA may choose to take legal action to protect its interests.


ELECTRONIC COMMUNICATIONS
-------------------------

         You are expected to act responsibly when communicating through the electronic mail system. It is understood that we may not be able to control the types of material sent to us through e-mail by friends and colleagues. It is nonetheless expected that each of us will adhere to the highest possible standards of ethics and business conduct when sending and receiving communications through the electronic mail system.

         You are prohibited from using electronic communication systems and/or equipment to engage in behavior that would violate Company policy, including but not limited to, sending messages containing racist material of any kind, sexual material, innuendoes or inappropriate jokes, and downloading or copying the same.

The following are examples of prohibited activities:

1. Viewing, storing, downloading or forwarding pornographic images or other perceived obscene, racist, or harassing materials.

2. Sending electronic mail that is obscene, racist, harassing, violent or otherwise offensive.

3. Downloading or forwarding electronic games or other software not currently loaded on Windows.

4.       Loading software not approved by the Company's IS Department.

5.       Participating in non-work chat rooms.

6. Solicitation or distribution of non-work related information, such as requests for signatures, charitable contributions, support of political or organizing activities, or requests for donations.

7.       Downloading or forwarding chain letters.

8.       Gambling or any other illegal activity.



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         All Company electronic  communication  systems and/or equipment are the
Company's property to be used to facilitate the business of the Company. In addition, all software that has been installed on Company computers and any data collected, downloaded and/or created on Company computers is the exclusive property of the Company and may not be copied or transmitted to any outside party or used for any purpose not directly related to the business of the Company. The Company reserves the right to intercept, copy, monitor, review, and download any files or communications you create or maintain on these systems to insure compliance with this policy. Upon termination of employment, you may not remove any software or data from Company-owned computers.

         Inappropriate or excessive personal use of the company's electronic communication systems and/or equipment will subject you to disciplinary action, which may include termination of employment.


PERSONAL APPEARANCE OF EMPLOYEES
--------------------------------

         Dress, grooming, and personal cleanliness standards contribute to the morale of all employees and affect the business image presented to investors, customers, and visitors. You are expected to present a clean, neat appearance and to dress in accordance with accepted business standards. GBA does not observe "dress down Friday." As a general rule, those working in the office area will be expected to wear business office attire. Lab coats or a designated GBA shirt and khaki trousers may be worn by office personnel whose duties require working on the factory floor for some part of the day. Shop personnel will be issued a uniform consisting of a company shirt and pants.


CELL PHONE USE
--------------

         Groen Brothers Aviation is committed to promoting highway safety by encouraging the safe use of cellular telephones by its employees while they are on company business. While GBA recognizes that there often is a business need to use cellular phones, safety must be the first priority.

         If you need to make a phone call while driving, you should find a proper parking space first. Stopping on the side of the road is not acceptable. The only exception is for genuine emergencies such as an accident or a car breakdown. Employees with hands-free telephones may make brief phone calls while driving, but must park when road conditions are poor, traffic is heavy, or the conversation is involved. Do not take notes while driving.

         The use of cellular phones is not a work requirement for most employees. Unless GBA provides you with a telephone or approval in advance, it will not reimburse you for the cost of using your cellular phone for business calls.


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

PERSONAL PHONE CALLS
--------------------

         All personal phone calls should be kept to a minimum. You are not allowed to make personal long distance calls on company telephones, except with the use of your own personal telephone credit card. This includes use of the fax machine.


ALCOHOL AND DRUG USE
--------------------

         Groen Brothers Aviation is committed to maintaining a drug-free workplace. You are expected to report to work in a physical and mental condition fit to complete your assigned work safely and effectively. The use of illegal substances or the misuse of controlled substances is inconsistent with the behavior expected of our employees. You must report to work and perform your duties unimpaired by illegal drugs, alcohol, or the improper use of legal substances.

         Selling, buying, manufacturing, distributing, possessing or using any illegal substance on company premises or while conducting company business is prohibited and is cause for immediate termination of your employment. In addition, illegal substances found on company premises may be turned over to outside legal authorities for further investigation.

         If there is reason to believe your job performance indicates you are under the influence of alcohol or drugs, you may be requested to take a drug or alcohol test in compliance with applicable law or regulation at Company expense. Urine, blood, breath, saliva, or hair may be tested. You will be given an opportunity to provide any information during the testing process which may be relevant to the test, including identification of currently or recently used prescription or nonprescription drugs, or other pertinent medical information.

         If you refuse or fail to be tested as required under this policy, you will be considered insubordinate and/or unqualified to work. As such, you may be removed from service immediately and subject to possible termination. Any employee who fails to cooperate with, interferes with, or in any way attempts to adulterate the actual testing process will be subject to discipline including possible termination.

         If you fail to pass a drug or alcohol test, you will be suspended immediately pending further investigation and final determination by the Company. You will be expected to cooperate fully in any investigation of the relevant facts, including further testing, if deemed necessary. You may be requested to explain, in a confidential setting, a positive test result. Test results are kept confidential, except as permitted by law. Upon request, and in accordance with applicable law, you may obtain a written copy of the test results.

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

         Drug and alcohol testing will occur after every job-related injury or illness requiring medical assistance, or any accident involving more than an estimated $250 damage.


SAFETY RULES
------------

         Groen Brothers Aviation is committed to providing the best possible working conditions for all employees and considers accident prevention to be of primary importance.

         Establishment and maintenance of a safe work environment is the shared responsibility of the Company and employees from all levels of the Company. GBA will attempt to do everything within its control to assure a safe environment and compliance with federal, state, and local safety regulations. Observance of posted safety rules and use of safety devices as instructed by the Company are a condition of employment.

         Report  any  unsafe   conditions  to  your  supervisor  or  management.
Supervisors will instruct you about safe working practices, safety rules, and enforcement of those rules.

         You are required to abide by the guidelines in the Company's Safety Manual, which may include, but are not limited to, the following:

1.       Know and apply the Company's safety rules.

2.       Use all safeguards provided for your protection.

3. Use only those tools and equipment which you are fully qualified and authorized to use.

4. Eye protection, ear protection, hard hat and appropriate footwear and clothing must be worn where specified.

5. Never leave anything about that can hurt you or others. Keep walkways clear of obstructions. Respect clearance lines. To be safe, a work place must be orderly and clean.

6. If you see anyone doing anything unsafe, bring it to their attention or the attention of a supervisor or manager.

7.       Horseplay is dangerous and is not allowed.

8. Do not strain to lift or push things that are too heavy. Ask for help. Lift the correct way, with bent knees, body erect, pushing upward with your legs.

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


SAFETY GLASSES
--------------

         Safety glasses are required to be worn in all posted areas of the fabrication shop and hangars, and are provided at the entrances to these areas.

         If you regularly  work in areas that require safety  glasses,  GBA will reimburse you up to $50 for your single vision or $60 for your bifocal prescription safety glasses. Your supervisor's prior approval of your reimbursement is required. Side shields are required on all safety glasses. You may receive this reimbursement for prescription safety glasses once every two years. Reimbursement will be made upon presentation of a receipt and supervisor's approval for your safety glasses.


INJURIES ON THE JOB
-------------------

         Any accident, no matter how minor, is to be reported to your supervisor immediately. Give full details so as to prevent future similar accidents. If you become injured on the job and require emergency medical care, go to the nearest emergency center, doctor, or hospital. Non-emergency care is to be provided by a designated care provider. Failure to inform your supervisor could result in delay or denial of benefits. All injured employees will be required to submit to a drug/alcohol screen.



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